U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  DEAN FAMILY OF FUNDS

Address of Principal Business Office (No. & Street, City, State,
Zip Code): 2480 Kettering Tower, Dayton, Ohio  45423

Telephone Number (including area code):  (513) 222-9531

Name and address of agent for service of process:

Mr. Frank H. Scott
C.H. Dean & Associates, Inc.
2480 Kettering Tower
Dayton, Ohio 45423

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
     Yes /x/ No / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dayton and the State of Ohio on the 19th day of December, 1996.



                                                     /s/ Frank H. Scott
                                                     Frank H. Scott
                                                     President



Attest:  /s/ Tina D. Hosking
         Tina D. Hosking
         Secretary